Exhibit 99.3

South Plains Financial, Inc. Announces 6% Increase to Quarterly Cash Dividend

LUBBOCK, Texas, October 22, 2026 (GLOBE NEWSWIRE) -- South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains”), the parent company of City Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.19 per share of common stock, a 6% increase from the most recent quarterly cash dividend declared in July 2026. The dividend is payable on November 16, 2026 to shareholders of record as of the close of business on November 2, 2026.

About South Plains Financial, Inc.
South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Contact
Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.